Exhibit 10.23

SECURITY AGREEMENT

This Security Agreement is made as of August 2, 2002, between Conor Medsystems, Inc., a Delaware corporation (the “Pledgee”), and John F. Shanley (the “Pledgor”).

WHEREAS, Pledgor and Pledgee are entering into a Secured Promissory Note of even date herewith in the principal amount of $100,000 (the “Note”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, Pledgee wishes to secure the Note with shares of Common Stock of Pledgee owned by Pledgor, and Pledgor agrees to grant to Pledgee a security interest in those shares.

NOW, THEREFORE, it is agreed as follows:

1. Creation and Description of Security Interest. In consideration of Pledgee entering into the Note and pursuant to the California Commercial Code, Pledgor hereby pledges 400,000 shares of Common Stock of Pledgee owned by Pledgor as of the date hereof (the “Shares” or the “Collateral”), duly endorsed in blank or with executed stock powers, and herewith delivers all certificates representing the Shares to the Secretary of Pledgee (the “Pledgeholder”), who shall hold said certificates subject to the terms and conditions of this Security Agreement.

The Shares (together with an executed blank stock assignment for use in transferring all or a portion of the Shares to Pledgee if, as and when required pursuant to this Security Agreement) shall be held by the Pledgeholder as security for the repayment of the Note, and the Pledgeholder shall not encumber or dispose of such Shares except in accordance with the provisions of this Security Agreement. Should Pledgee receive at any time any proceeds, including but not limited to cash, capital stock of the Pledgor, or any other form of distribution, Pledgee shall deliver such proceeds to the Pledgeholder to be held by the Pledgeholder as security for the repayment of the Note, and such proceeds shall be “Shares” under the terms of this Agreement.

2. Pledgor’s Representations and Covenants. To induce Pledgee to enter into this Security Agreement, Pledgor represent and covenant to Pledgee, its successors and assigns, as follows:

(a) Payment of Indebtedness. Pledgor will pay the principal sum of the Note secured hereby, together with interest thereon, at the time and in the manner provided in the Note.

(b) Encumbrances. The Shares are free of all other encumbrances, defenses and liens, and Pledgor will not further encumber the Shares without the prior written consent of Pledgee.

(c) Margin Regulations. In the event that Pledgee’s Common Stock is now or later becomes margin-listed by the Federal Reserve Board and Pledgee is classified as a “lender” within the meaning of the regulations under Part 207 of Title 12 of the Code of Federal

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Regulations (“Regulation G”), Pledgor agrees to cooperate with Pledgee in making any amendments to the Note as may be necessary to comply with such regulations.

3. Voting Rights. During the term of this pledge and so long as all payments of principal and interest are made as they become due under the terms of the Note, Pledgor shall have the right to vote all of the Shares pledged hereunder.

4. Stock Adjustments. In the event that during the term of the pledge any stock dividend, reclassification, readjustment, or other changes are declared or made in the capital structure of Pledgee, all new, substituted and additional shares or other securities issued by reason of any such change shall be delivered to and held by the Pledgee under the terms of this Security Agreement in the same manner as the Shares originally pledged hereunder. In the event of substitution of such securities, Pledgor, Pledgee, and Pledgeholder shall cooperate and execute such documents as are reasonable so as to provide for the substitution of such Collateral and, upon such substitution, references to “Shares” in this Security Agreement shall include the substituted shares of capital stock of Pledgor as a result thereof.

5. Options and Rights. In the event that, during the term of this pledge, rights or options to purchase capital stock of the Pledgee shall be issued in connection with the pledged Shares, such rights, and options shall be the property of Pledgor and, if exercised by Pledgor, all new stock or other securities so acquired by Pledgor as it relates to the pledged Shares then held by Pledgeholder shall be immediately delivered to Pledgeholder, to be held under the terms of this Security Agreement in the same manner as the Shares pledged.

6. Default. Pledgor shall be deemed to be in default of the Note and this Security Agreement in the event:

(a) Payment of principal or interest on the Note shall be delinquent for a period of 10 days or more; or

(b) Pledgor fails to perform any of the covenants set forth in the Note or contained in this Security Agreement.

In the case of an event of Default, as set forth above, Pledgee shall thereafter be entitled to proceed against the Collateral pursuant to the terms of the California Commercial Code.

7. Release of Collateral. Subject to any applicable contrary rules under Regulation G, there shall be released from this pledge a portion of the pledged Shares held by Pledgeholder hereunder upon payments of the principal of the Note. The number of the pledged Shares which shall be released shall be that number of full Shares which bears the same proportion to the initial number of Shares pledged hereunder as the payment of principal bears to the initial full principal amount of the Note.

8. Withdrawal or Substitution of Collateral. Pledgor shall not sell, withdraw, pledge, substitute or otherwise dispose of all or any part of the Collateral without the prior written consent of Pledgee.

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9. Term. This pledge of Shares shall continue until the payment of all indebtedness secured hereby, at which time the pledged stock shall be promptly delivered to Pledgor.

10. Insolvency. Pledgor agrees that if a bankruptcy or insolvency proceeding is instituted by or against Pledgor, or if a receiver is appointed for the property of Pledgor, or if Pledgor makes an assignment for the benefit of creditors, Pledgee may proceed as provided in the case of default.

11. Pledgeholder Liability. In the absence of willful or gross negligence, Pledgeholder shall not be liable to any party for any of its acts, or omissions to act, as Pledgeholder.

12. Invalidity of Particular Provisions. Pledgor and Pledgee agree that the enforceability or invalidity of any provision or provisions of this Security Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

13. Successors or Assigns. Pledgor and Pledgee agree that all of the terms of this Security Agreement shall be binding on their respective successors and assigns, and that the term “Pledgor” and the term “Pledgee” as used herein shall be deemed to include, for all purposes, the respective designees, successors, assigns, heirs, executors and administrators.

14. Governing Law. This Security Agreement shall be interpreted and governed under the internal substantive laws, but not the choice of law rules, of California.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PLEDGOR	/s/ John F. Shanley
John F. Shanley

Print Name

Address:

PLEDGEE	Conor Medsystems, Inc. a Delaware corporation

/s/ Frank Litvack
Signature

Frank Litvack
Print Name

Chairman
Title

PLEDGEHOLDER
Secretary of Conor Medsystems, Inc.

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